EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

1st Constitution Bancorp
Cranbury, New Jersey

We hereby consent to the incorporation by reference in the Proxy Statement Prospectus constituting a part of this Registration Statement of our report dated March 20, 2017, except for the consolidated statements of income, Note 1, Note 17 and Note 22, as to which the date is December 27, 2017, relating to the consolidated financial statements of 1st Constitution Bancorp, and our report dated March 20, 2017 relating to the effectiveness of 1st Constitution Bancorp’s internal control over financial reporting, appearing in the Current Report on Form 8-K filed on December 27, 2017. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement Prospectus.

/s/ BDO USA, LLP

New York, New York
December 27, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.